Exhibit 99.1

Distributed Energy Systems Corp.

10 Technology Drive

Wallingford, CT 06492

(NASDAQ: DESC)

Contact:

At the Company:

Peter J. Tallian

Chief Financial Officer

(203) 678-2148

DISTRIBUTED ENERGY REPORTS 1ST QUARTER FINANCIAL RESULTS AND ENTERS

INTO AGREEMENT WITH PERSEUS, L.L.C.

WALLINGFORD, CT, May 10, 2007 – Distributed Energy Systems Corp. (NASDAQ: DESC), which creates and delivers products and solutions for the decentralized energy marketplace, today reported financial results for the first quarter of 2007.

For the first quarter ended March 31, 2007, revenues increased to $8.4 million from $7.6 million in the same period of 2006. The net loss for the first quarter was $14.6 million, or $0.37 per share, compared with a net loss of $7.3 million, or $0.20 per share in same period of 2006.

The company’s previously announced initiative to streamline its operations to better position the company for improved growth and strengthen systems sales, engineering, production, service and technology development has resulted in the Company recording a restructuring charge of approximately $0.6 million in the first quarter of 2007 related to the reduction of its workforce. Related to this restructuring, the first quarter results include a non-cash charge of approximately $1.2 million as it accelerated depreciation on its Waitsfield, VT facility which the Company plans to exit by June 30, 2007. This reorganization is estimated to result in savings of approximately $4-$5 million, on an annualized basis, beginning in the second quarter of 2007.

The results for the quarter ended March 31, 2007 also include approximately $5.8 million, or $0.15 per share, of non-cash charges associated with warrants issued as part of the company’s joint venture with Morgan Stanley Wind, LLC.

On May 10, 2007, Distributed Energy Systems Corporation entered into a securities purchase agreement with an investment fund managed by Perseus, L.L.C., a merchant bank and private equity fund management company headquartered in Washington, D.C. Since its inception in 1995, Perseus has invested in numerous buyout and growth equity transactions in the United States, Canada, and Western Europe.

Details on the securities purchase agreement can be found in the Distributed Energy Systems Corporation’s Form 10-Q filed today.

Upon closing of the transaction with Perseus L.L.C., the Company will hold a conference call to update investors on its business prospects and outlook.

About Distributed Energy Systems Corp.

Distributed Energy Systems Corp. (NASDAQ: DESC) creates and delivers products and solutions to the emerging decentralized energy marketplace, giving users greater control over their energy cost, quality and reliability. The company delivers a combination of practical, ready-today energy solutions and the solid business platforms for capitalizing on the changing energy landscape. For more information visit http://www.distributed-energy.com.

About Perseus, L.L.C.

Perseus, L.L.C. is a private equity fund management company headquartered in Washington, D.C., with an office in New York and affiliate offices in Munich and New Delhi. Founded in 1995, Perseus invests in companies with which it can participate in the strategic planning, operations and development and thereby add significant value to the investment. Perseus and its affiliates manage seven investment funds with capital commitments totalling over US$1.6 billion. Perseus has been one of the most active private equity investors in the energy technology industry and has made 18 energy technology investments in such sectors as distributed generation, clean fuels, solar power, power storage, oil recycling, and grid enhancing technologies. All references in this press release to Perseus are intended to refer to Perseus, L.L.C. and its managed investment funds. www.perseusllc.com

This press release contains forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Statements contained herein concerning Distributed Energy’s goals, future revenue and profitability, financial sustainability, and anticipated growth and other statements that are not statements of historical fact may be deemed to be forward-looking information. Without limiting the foregoing, words such as “anticipates”, “believes”, “could”, “expect”, “intend”, “may”, “might”, “should”, “will”, and “would” and other forms of these words or similar words are intended to identify forward-looking information. Distributed Energy’s actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors. Distributed Energy disclaims any obligation to update these forward-looking statements. Factors that could cause results to differ materially from those contained in Distributed Energy’s forward-looking statements include, but are not limited to, our failure to perform contracts for customers profitably, or complete development of our products, the failure of our products to achieve commercial acceptance, our inability to expand our production facilities, manufacture our products at commercially acceptable costs or establish distribution relationships, the impact of competitive products, and other factors detailed in Distributed Energy’s Form 10-K for the year ended December 31, 2006, and other filings Distributed Energy may make from time to time with the SEC.

Distributed Energy Systems Corp.

Financial Results

(Unaudited)

Income Statement Data:

	Quarter Ended March 31,
	2007	2006
Net revenue	$8,424,000	$7,637,000
Net cost of sales	8,791,000	7,193,000

Gross margin	(367,000)	444,000

Research and development	765,000	683,000
Restructuring costs	562,000	—
Selling, general and administrative [1]	13,075,000	7,375,000

Loss from operations	(14,769,000)	(7,614,000)

Interest income, net and other	140,000	268,000

Net loss [1]	$(14,629,000)	$(7,346,000)

Loss per share, basic and diluted [1]	$(0.37)	$(0.20)

Weighted average shares outstanding	39,611,254	37,509,080

1.	Includes SFAS 123(R) and non-cash stock compensation charges of $0.4 million or $0.01 per share and $2.3 million or $0.06 per share for the quarters ended March 31, 2007 and March 31, 2006, respectively. Additionally, the three months ended March 31, 2007 includes $5.8 million or $0.15 per share, of non-cash charges associated with warrants issued as part of our Joint Venture with Morgan Stanley Wind LLC., as well as $1.2 million or $0.03 per share, of accelerated depreciation charges related to our Waitsfield VT facility.

Balance Sheet Data:

	March 31, 2007	December 31, 2006
Cash and marketable securities	$9,326,000	$18,168,000
Restricted cash (short and long term)	7,105,000	7,024,000
Accounts receivable, net	7,693,000	7,857,000
Fixed assets, net	21,123,000	22,740,000
Total assets	59,946,000	69,890,000
Accounts payable	5,912,000	6,100,000
Total current liabilities	13,191,000	14,814,000
Total long-term liabilities	8,169,000	8,336,000
Total stockholders’ equity	38,586,000	46,740,000
Total liabilities and stockholders’ equity	59,946,000	69,890,000